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                                                                    EXHIBIT 99.1

                           ARLINGTON HOSPITALITY, INC.
               ANNOUNCES CEO TRANSITION PROGRESS, THE DEPARTURE OF
                  MICHAEL P. HOLTZ, AND THE SALE OF TWO HOTELS

             CEO Severance Settlement Agreements Successfully Closed

                 Arlington Heights, Illinois, December 12, 2002. Arlington Hospitality, Inc. (NASDAQ: HOST) today announced the closing of a series of transactions under previously disclosed agreements (the "Settlement Agreements") with its outgoing CEO, Michael P. Holtz, as its next step in the Company's CEO transition plan. The Company has closed on the sale of two AmeriHost Inn hotels (an 89-room hotel in Vicksburg, Mississippi, and a 64-room hotel in Freeport, Illinois) to entities controlled by Mr. Holtz for the aggregate amount of approximately $5.2 million. Net cash proceeds from Mr. Holtz from the sale of these hotels were approximately $600,000 after the related mortgages in the amount of approximately $4.6 million were paid off. In addition, the Company expects to receive approximately $540,000 in development incentive fees from its agreement with Cendant Corporation (NYSE: CD), in connection with the sale of these hotels to an independent owner.

                 The Company expects to report pretax income from the sale of these properties of approximately $560,000 during the fourth quarter of 2002, and will also begin to receive franchise royalty sharing fees from Cendant Corporation with respect to these hotels. The Company may also receive a contingent participation in the appreciation of the property values over certain specified amounts during the next five years, which may be prepaid by Mr. Holtz for $340,000 under certain circumstances, and is otherwise payable based on a formula tied to a sales price, in the event of a future sale, or appraised value if not sold within five years.

                 As stipulated in the Settlement Agreements (previously filed by the Company as exhibits to a Form 8-K Current Report with the Securities and Exchange Commission on November 8, 2002), upon the closing of these hotel sales, the Company has paid Mr. Holtz, pursuant to his employment agreement, his regular salary through February 15, 2003 and one year's base salary of $325,000, and has paid or will pay fringe benefits for a one-year period. The one year severance payment and the fringe benefits were recorded as an expense during the third quarter of 2002.

                 Upon the closing of the Settlement Agreements, Mr. Holtz's resignation as President, CEO and Chairman of the Board became effective. James B. Dale, the Company's Chief Financial Officer, has been named interim CEO until a replacement has been hired. The Company's CEO search remains on schedule, with the interviews of finalist candidates having been recently completed. The Company expects to name a new CEO in the near future, with an anticipated start date during the first quarter of 2003. In addition, upon the resignation of Mr. Holtz, Kenneth M. Fell, an independent member of the Board and a significant shareholder, assumed the position of independent Chairman of the Board.


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                 Mr. Fell stated, "The successful closing of the Settlement
        Agreements was a significant step in providing a smooth transition in the Company's leadership. The timely settlement will assist the Company in focusing on its strategic business plan of building, selling and developing AmeriHost Inn hotels. The sale of two hotels to Mr. Holtz generates for the Company profits, cash flow and the reduction of debt, as well as development incentive fees and ongoing franchise royalty sharing fees from Cendant, as part of our master AmeriHost Inn brand development and royalty sharing agreements."

                Arlington Hospitality, Inc. is a publicly traded hotel management and development Company that builds, manages and sells mid-priced hotels throughout the United States, primarily under the AmeriHost brand, a trademark owned by Cendant. Currently, Arlington Hospitality owns or manages 73 properties in 17 states, including 62 AmeriHost Inn hotels, for a total of 5,403 rooms, with four additional AmeriHost Inn & Suites hotels under construction. Each hotel offers an amenities package not often found in other mid-priced hotels. For additional information on the Company, please visit us at http://www.arlingtonhospitality.com.

                 For a complete listing of all hotels for sale by the Company, please visit our web site at www.hotelsforsaleonline.com, or contact David Harjung via email at daveh@arlingtonhospitality.com or by phone at
        (847) 228-5401 ext. 347. In addition, Arlington Hospitality provides turnkey hotel development services for new construction hotel projects, including AmeriHost Inn hotels as well as other hotel brands. For more information regarding turnkey development services contact Paul Eskenazi via email at paule@arlingtonhospitality.com or by phone at (847) 228-5401 ext. 312.


     The statements appearing in this press release can be construed as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including without limitation, risks relating to the development and operation of hotels, the availability of capital to finance growth, the ability to locate a suitable replacement CEO, and the historical cyclicality of the lodging industry.



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